EXHIBIT 99.1

                                  PRESS RELEASE

[GRAPHIC OMITTED][GRAPHIC OMITTED]


FOR IMMEDIATE RELEASE


    J2 Communications Announces Formal Name Change to National Lampoon, Inc.

           National Lampoon name better reflects direction of company


Los Angeles, CA, November 5, 2002 J2 Communications, Inc (OTC: JTWO.OB), the owner of the National Lampoon trademark and properties, announced today that it has formally changed its name to National Lampoon, Inc. The change in the Company's name more clearly identifies the Company with the National Lampoon brand.

The Company also announced that it has changed its state of incorporation from California to Delaware. The change in the Company's state of incorporation was accomplished by merging the Company into National Lampoon, Inc., a newly created and wholly owned subsidiary of the Company organized under the laws of the State of Delaware.

"When we began J2 Communications in 1986 we were actively involved in the production and distribution of home videos," commented National Lampoon Chief Executive Officer James P. Jimirro, "but now the overwhelming majority of our business involves National Lampoon activities."

Daniel S. Laikin, Chief Operating Officer of the Company said, "The name change better reflects the direction we see the company moving and will better position us as we continue our plan of getting the National Lampoon back involved in all areas of comedy entertainment."

The company will begin trading under the ticker symbol NLPN.OB beginning November 7, 2002


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National Lampoon (OTC BB: JTWO) (OTC BB: NLPN) is and has been one of the leading brands in comedy for the last 30 years. National Lampoon is active in a broad array of entertainment activities, including feature films, television programming, interactive entertainment, home video, comedy audio CD's and book publishing.

The company also owns interests in all major National Lampoon properties including "National Lampoon's Animal House," the National Lampoon "Vacation" series, and "National Lampoon's Van Wilder.

The new "National Lampoon Network" currently serves over 400 colleges and universities throughout the United States, including major institutions of higher learning both in and out of the Pac 10, Ivy League, and Big 10. The network reaches as many as 3.5 million students, or nearly one in four of all 18 to 24 year old college students. In the 1970's and 80's, National Lampoon was the most widely read publication on college campuses, while today, the website, www.nationallampoon.com, is one of the most popular humor sites on the Internet.

For More Information Contact: Daniel S. Laikin 310-474-5252

Forward-looking   Statements
This press release contains forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward- looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate in the United States and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.